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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT:  Christine M. Aylward
                                                Investor Relations & Corp. Comm
                                                650-849-5916



   SALIX HOLDINGS, LTD. ANNOUNCES NAME CHANGE TO SALIX PHARMACEUTICALS, LTD.


PALO ALTO, CA, MARCH 24, 1998 Salix Holdings, Ltd. (TSE: SLX and SLX.s) today announced it has officially changed its name to Salix Pharmaceuticals, Ltd. Salix common shares will begin trading on the Toronto Stock Exchange under the name Salix Pharmaceuticals, Ltd. at the market open on Wednesday, March 25. All future correspondence regarding the Company will be under Salix Pharmaceuticals, Ltd.

Salix Pharmaceuticals, Ltd. develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. The Company's strategy is to in-license, complete development, and market proprietary therapeutic drugs with an existing database of positive, late-stage clinical data in humans. The Company received its first product approval from the United Kingdom Medicines Control Agency in July 1997 for the use of Colazide(R) as a treatment for acute ulcerative colitis. In June 1997, the Company submitted a New Drug Application
(NDA) to the FDA for the use of Colazide for the same indication. The FDA accepted this NDA for filing in August 1997 and the FDA is currently reviewing the application.

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